[Logo appears here]		News Release

Contact:	Ron Gruendl	Corporate Affairs
	(412) 234-7157	One Mellon Center
	gruendl.rr@mellon.com	Pittsburgh, PA 15258-0001

FOR IMMEDIATE RELEASE

LUCENT CIO RUTH BRUCH ELECTED TO MELLON FINANCIAL BOARD OF DIRECTORS

PITTSBURGH, May 22, 2003—Mellon Financial Corporation announced today that Ruth E. Bruch, senior vice president and chief information officer (CIO) of Lucent Technologies Inc., has been elected to its board of directors, effective June 1, 2003. This appointment brings Mellon’s board membership to 15.

“At Mellon, we align our technology investments with our business needs. In turn, these investments produce measurable business value through revenue enhancements and productivity improvements,” said Martin G. McGuinn, Mellon chairman and chief executive officer. “Our commitment to recognizing technology as a business line-driven activity begins at the top with our board of directors. With a strong background in the areas of technology, corporate strategy and executive management, Ruth brings a unique combination of talents that will be a tremendous asset to our board. Her appointment also clearly recognizes the key role technology plays in our continued success.”

In her current position, she is responsible for the company’s information infrastructure that includes computer systems, application systems and corporate networks worldwide. Prior to joining Lucent in April 2002, Bruch was vice president and CIO for Visteon Corporation in Dearborn, Mich., one of the world’s largest automotive suppliers. She also previously was president and chief operating officer of Zonetrader.com and vice president and CIO of Union Carbide Corporation.

A native of Iowa, Bruch, 49, has a bachelor’s degree in finance from the University of Iowa.

Mellon Financial Corporation is a global financial services company. Headquartered in Pittsburgh, Mellon is one of the world’s leading providers of financial services for institutions, corporations and high net worth individuals, providing institutional asset management, mutual funds, private wealth management, asset servicing, human resources services and treasury services. Mellon has approximately $2.9 trillion in assets under management, administration or custody, including $566 billion under management. Its asset management companies include The Dreyfus Corporation and U.K.-based Newton Investment Management Limited. More about Mellon is available at www.mellon.com.

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